Exhibit 99.1

OpenLocker Holdings Provides Year-End Letter to Shareholders

West Palm Beach, FL., December 12, 2023 -OpenLocker Holdings Inc., (“OpenLocker” or the “Company”) (OTCQB: OLKR) is pleased to announce the release of following Year-End Letter to Shareholders:

Dear OpenLocker Holdings Investor,

As we approach the end of 2023, we are excited to share with you the accomplishments and milestones achieved by OpenLocker Holdings, Inc. over the past year. The company works hard at redefining fan experiences and fostering engagement in college sports through community building, strategic partnerships and leveraging Name, Image and Likeness opportunities. We had the privilege of working with some of the top collegiate talent in the country, including Trinity Thomas (University of Florida Gymnastics ‘22), Leanne Wong (University of Florida Gymnastics and U.S. National team), Colin Castleton (University of Florida Basketball ‘22, drafted by the L.A. Lakers) and Donovan Clingan (University of Connecticut ‘26, NCAA Champion). We are looking forward to expanding our reach to an even larger audience of sports fans in 2024 with even more innovation and through harnessing the power of A.I.

In March, our Gataverse community hosted an exclusive clinic with the University of Florida women’s gymnastics team (2023 SEC Champions) for the local community in Gainesville, FL. The event featured choreography demonstrations and instruction along with autograph sessions and photographs with the athletes and over 100 exuberant school age girls and their families.

OpenLocker had the pleasure of experiencing March Madness in person when our PowerOwls Club traveled to Houston to meet up with the Florida Atlantic University men’s basketball team for their first ever appearance in the NCAA Division I Final Four. We helped arrange a private meeting and inspirational talk for the players with Jim McInvale (aka “Mattress Mack”), who also gave them and their families box seat tickets to a Houston Astros game. Upon returning to Boca Raton, the PowerOwls Club was on the ground again to execute celebratory fan engagement activities including a city-sponsored autograph session at Mizner Park and a private VIP party with the entire team.

In June, we took advantage of the opportunity to network with over 600 student-athletes, school administrators and industry professionals as a sponsor of the 2nd Annual Student Athlete NIL Summit at the College Football Hall of Fame in Atlanta, GA. We offered every athlete in attendance the opportunity to sign an NIL deal on the spot at the OpenLocker booth. Each athlete received a unique collectible sport card with their NIL to keep and one to autograph for sale on the OpenLocker platform. The conversations, connections, not to mention the social media, from the event were priceless. We signed up 139 Student Athletes at the event onto our platform.

In July, we returned to the University of Florida back in basketball mode. A partnership between our Gataverse community and University of Florida brought an alumni team to Louisville for The Basketball Tournament (TBT), an annual high-stakes competition that awards a one million dollar prize to the winner and airs on ESPN. The Gataverse team, which included legends like Corey Brewer, Taurean Green and Lee Humphrey (members of the Gators back-to-back championship teams of 2006 & 2007) met up for training camp in Gainesville the weekend before the competition. The weekend also featured an exhibition game and Fan Fest for the local community to meet current and alumni Gator athletes, get autographs and enjoy beverages from our presenting sponsor, Celsius Essential Energy. We are also grateful for the hospitality provided by StayGainesville who hosted the team in their comfortable B&B properties conveniently located near the UF athletic training facility.

We connected countless fans to student athletes across several sports at multiple universities.

Please click on this video link to see some highlights from our OpenLocker powered events from 2023.

https://youtu.be/6xu89fK17rA?si=b9X_UnjsdM4HUEWg

Our stated goal was to build a platform for student-athletes to monetize their NIL. and of course grow our business alongside this burgeoning new industry. We made a tremendous impact on a local and national level. I can confidently state that in a very brief period of time the OpenLocker “brand” has become highly respected and regarded as one of the most innovative sportstech and marketing companies with college athletes.

Although the impact we have made is impressive, we have been disappointed that it has not yet translated to the kind of revenues we anticipated for calendar year 2023. We are committed to increasing our revenues in 2024 by tapping into new market opportunities in the sports tech ecosystem as well as developing proprietary new products.

In closing, I want to express my sincere gratitude for your continued support of OpenLocker Holdings, Inc. Together, we are transforming the landscape of sports technology and unlocking unprecedented value for all stakeholders. If you have any questions or would like further details on our achievements and plans for the future, please do not hesitate to reach out.

Sincerely,

Howard Gostfrand

CEO

OpenLocker Holdings, Inc.

About OpenLocker Holdings, Inc.

OpenLocker Holdings, Inc.’s subsidiary OpenLocker operates a technology platform for athletesand brands to redefine and unlock consumer and fan value. OpenLocker builds highly engaged fan communities for colleges and universities using student-athletes Name, Image and Likeness (NIL), opening the door to countless revenue opportunities that previously did not exist. OpenLocker increases engagement among fans, athletes and brands through innovative collectibles and provides unique user utility, perks and experiences. OpenLocker is delivering digital loyalty and spearheading the future of marketing.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in OpenLocker Holdings, Inc.’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects OpenLocker Holdings, Inc.’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. OpenLocker Holdings, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, visit: www.openlockerholdings.io

Investor Contact:

Howard Gostfrand, CEO

howard@openlocker.io

305-351-9195